ADDITIONAL ANSWERS TO FORM N-SAR
                                      for
                  STATE STREET RESEARCH MASTER INVESTMENT TRUST

Item 77: Attachments

SUB-ITEM 77C: Submissions of matters to a vote of security holders

See "Report On Special Meeting of Shareholders" in the Report to Shareholders for the year ended December 31, 2004, for the State Street Research Investment Trust, which Report on Special Meeting of Shareholders is incorporated by reference herein.